Exhibit 5.1

February 23, 2010

Atul Mehra, President
Knowledge Power Corporation
300 Village centre Court, Suite 21
Mississauga, Ontario L4Z 1S2

Gentlemen:

You have requested our opinion, as counsel for Knowledge Power Corporation, a Nevada corporation (the "Company"), in connection with the registration statement on Form S-1 (the "Registration Statement"), under the Securities Act of 1933 (the "Act"), filed by the Company with the Securities and Exchange Commission.

The Registration Statement relates to an offering of 600,000 shares of the Company’s common stock.

We have examined such records and documents and made such examination of laws as we have deemed relevant in connection with this opinion. It is our opinion that the shares of common stock to be sold by the selling shareholders have been duly authorized and are legally issued, fully paid and non-assessable.

No opinion is expressed herein as to any laws other than the State of Nevada of the United States. This opinion opines upon Nevada law including the statutory provisions, all applicable provisions of the Nevada Constitution and reported judicial decisions interpreting those laws.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Experts” in the Registration Statement. In so doing, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act and the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

ANSLOW & JACLIN, LLP
195 Route 9 South, Suite 204, Manalapan, New Jersey 07726
Tel: (732) 409-1212 Fax: (732) 577-1188

By: /s/ Gregg E. Jaclin
ANSLOW & JACLIN, LLP

195 Route 9 South, 2nd Floor, Manalapan, NJ 07726  Tel 732 409 1212  Fax 732 577 1188
1230 Avenue of the Americas, 7th Floor, New York, NY 10020  Tel 646 756 2507 Fax 646 619 4494
anslowlaw.com